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EXHIBIT 5.1


               (Luce, Forward, Hamilton & Scripps LLP Letterhead)


October 29, 2001


Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127


           Re:  Pre-effective Amendment No. 2 to Registration Statement on
                Form S-1
                Patriot Scientific Corporation common stock, par value $.00001 per share


Ladies and Gentlemen:


        We are counsel for Patriot Scientific Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on October 30, 2001 for the resale of up to 15,000,000 shares of common stock, $.00001 par value, of the Company by selling shareholders (the "Shares").

        In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

        Based upon the foregoing, it is our opinion that:

        The issued Shares covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable. The Shares to be issued upon the conversion of certain warrants, as covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.


Very truly yours,


/s/ Luce, Forward, Hamilton & Scripps LLP


LUCE, FORWARD, HAMILTON & SCRIPPS LLP


                                     Ex-10